Exhibit 99.1

The Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102-1396 www.travelers.com

NEWS RELEASE

Travelers Reports Fourth Quarter 2008 Net Income of $801 Million, or $1.35 per Diluted Share

Fourth Quarter 2008 Operating Income of $939 Million, or $1.58 per Diluted Share

Full Year 2008 Net Income of $2.924 Billion, or $4.82 per Diluted Share

NEW YORK (January 27, 2009) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $801 million, or $1.37 per basic share and $1.35 per diluted share, for the quarter ended December 31, 2008, compared to $1.063 billion, or $1.67 per basic share and $1.64 per diluted share, for the quarter ended December 31, 2007.  Operating income in the current quarter was $939 million, or $1.61 per basic share and $1.58 per diluted share, compared to $1.057 billion, or $1.66 per basic share and $1.63 per diluted share, in the prior year quarter.

“Travelers produced operating income of $939 million and an operating return on equity of 14.7% in the fourth quarter of 2008,” commented Jay Fishman, Chairman and Chief Executive Officer.  “These results reflected solid underwriting performance as evidenced by a combined ratio of 85.9% and were achieved despite lower net investment income due to difficult investment markets.  Notwithstanding these lower returns, we continue to be very pleased with the high quality and diversification of our investment portfolio.  Net written premiums grew slightly in the quarter.  Business retention remained at historically high levels, and the impact of a slightly improving rate trend was partially offset by lower coverage demands from existing policyholders due to general economic conditions.

“For the full year, despite significant storm activity and difficult investment markets, we recorded operating income of $3.2 billion and an operating return on equity of 12.4%, and book value per share increased by 2% after repurchasing approximately $2.1 billion of common stock and paying common stock dividends of $712 million. These results helped us continue to achieve our goal of delivering a mid-teens annual operating return on equity over time.  Average annual operating return on equity from January 1, 2005 through year-end 2008 was approximately 14.5%.

“Looking forward to 2009, we believe that Travelers is well positioned in the current uncertain economic environment.  Our balance sheet is strong with capital at or above all of our target levels, our debt to capital ratio of 19.5% is below our target of 20% and holding company liquidity of $2.1 billion is approximately twice our target level. Equally important, our disciplined approach to evaluating risk and reward in both our underwriting and investment activities remains deeply embedded in the culture of the company and has been strengthened by experience.  We are all very proud of what this franchise has continued to accomplish,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity and operating return on equity of 12.8 percent and 14.7 percent, respectively.

•                  Strong underwriting results in all segments with GAAP combined ratios in Business Insurance of 85.7 percent; Financial, Professional & International Insurance of 87.2 percent; and Personal Insurance of 85.6 percent.  Consolidated GAAP combined ratio of 85.9 percent.

•                  Positive impact to net and operating income of $56 million after-tax ($85 million pre-tax) due to a downward adjustment of current year catastrophe losses, compared to catastrophe losses of $45 million after-tax ($68 million pre-tax) in the prior year quarter.

•                  Net favorable prior year reserve development of $189 million after-tax ($278 million pre-tax), compared to $83 million after-tax ($128 million pre-tax) in the prior year quarter.

•                  Sale of Unionamerica Holdings Limited, the company’s United Kingdom-based runoff insurance and reinsurance businesses, recording a tax benefit of $89 million in operating income along with an insignificant net realized investment gain.

•                  Net written premiums of $5.385 billion, compared to $5.366 billion in the prior year quarter.

•                  Net investment income of $438 million after-tax ($483 million pre-tax), compared to $696 million after-tax ($882 million pre-tax) in the prior year quarter.  Net investment income in the current quarter was impacted by negative returns in the non-fixed income portfolio and very low short-term interest rates.

•                  Net realized investment losses of $138 million after-tax ($219 million pre-tax), compared to net realized investment gains of $6 million after-tax ($12 million pre-tax) in the prior year quarter.

•                  Book value per share of $43.12, a 3 percent increase from September 30, 2008, after repurchasing 2.7 million common shares for a total cost of $100 million and paying common stock dividends of $177 million.  Adjusted book value per share (which excludes FAS 115) of $43.37, a slight increase from September 30, 2008.

Full Year 2008 Highlights

•                  Return on equity and operating return on equity of 11.4 percent and 12.4 percent, respectively.

•                  Consolidated GAAP combined ratio of 91.9 percent, compared to 87.4 percent in the prior year.

•                  Catastrophe losses of $919 million after-tax ($1.408 billion pre-tax), compared to $109 million after-tax ($167 million pre-tax) in the prior year.

•                  Net favorable prior year reserve development of $1.000 billion after-tax ($1.538 billion pre-tax), compared to $351 million after-tax ($546 million pre-tax) in the prior year.

•                  Net written premiums of $21.683 billion, compared to $21.618 billion in the prior year.

•                  Net investment income of $2.299 billion after-tax ($2.792 billion pre-tax), compared to $2.915 billion after-tax ($3.761 billion pre-tax) in the prior year.  Net investment income in the current year was impacted by negative returns in the non-fixed income portfolio and low short-term interest rates.

•                  Net realized investment losses of $271 million after-tax ($415 million pre-tax), compared to net realized investment gains of $101 million after-tax ($154 million pre-tax) in the prior year.

•                  Book value per share of $43.12 and adjusted book value per share (which excludes FAS 115) of $43.37, increased 2 percent and 5 percent, respectively, from December 31, 2007, after repurchasing 45 million common shares for a total cost of $2.122 billion and paying common stock dividends of $712 million.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended December 31,				Twelve Months Ended December 31,
and after-tax, except for premiums)	2008	2007	Change		2008	2007	Change
Gross written premiums	$5,709	$5,768	(1)%		$23,837	$24,198	(1)%
Net written premiums	5,385	5,366	—		21,683	21,618	—
Net earned premiums	5,434	5,432	—		21,579	21,470	1
Underwriting gain	545	389	40		1,076	1,699	(37)
Net investment income	438	696	(37)		2,299	2,915	(21)
Operating income	939	1,057	(11)		3,195	4,500	(29)
per diluted share	$1.58	$1.63	(3)		$5.27	$6.71	(21)
Net income	801	1,063	(25)		2,924	4,601	(36)
per diluted share	$1.35	$1.64	(18)		$4.82	$6.86	(30)
Book value per share	$43.12	$42.22	2		$43.12	$42.22	2
Adjusted book value per share	$43.37	$41.23	5		$43.37	$41.23	5
GAAP combined ratio	85.9%	88.4%	(2.5	)pts	91.9%	87.4%	4.5	pts
Operating return on equity	14.7%	16.3%	(1.6	)pts	12.4%	17.7%	(5.3	)pts
Return on equity	12.8%	16.1%	(3.3	)pts	11.4%	18.0%	(6.6	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Fourth Quarter 2008 Consolidated Results

Net and operating income in the current quarter of $801 million and $939 million, respectively, include an after-tax underwriting gain of $545 million and after-tax net investment income of $438 million.  The current and prior year quarters included the following:

($ in millions)	Three Months Ended December 31,
	2008		2007		2008	2007
	Pre-tax				After-tax
Underwriting gain	$729		$596		$545	$389
GAAP combined ratio	85.9%		88.4%

Underwriting gain includes:
Net favorable prior year reserve development	278		128		189	83
Impact on GAAP combined ratio	(5.1	)pts	(2.4	)pts

Catastrophe (losses) / reduction in losses, net of reinsurance	85		(68)		56	(45)
Impact on GAAP combined ratio	(1.6	)pts	1.3	pts

Re-estimation of the current year loss ratios for the first three quarters of the year	(42)		54		(27)	35
Impact on GAAP combined ratio	0.8	pts	(1.0	)pts

Tax benefit related to sale of subsidiary					89	—

Net investment income	483		882		438	696
Average yield	2.6%		4.7%		2.4%	3.7%

Other, including interest expense	(66)		(49)		(44)	(28)

Net realized investment gains (losses)	(219)		12		(138)	6

The current quarter underwriting result reflects a GAAP combined ratio of 91.8 percent, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, as compared to 90.5 percent in the prior year quarter.  This increase of 1.3 points primarily resulted from pricing and loss cost experience that were generally consistent with prior quarters and a small number of large losses that exceeded expectations.

Net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance.  The company also benefited in the quarter from a downward adjustment in its current year catastrophe loss estimates. The largest component of this favorable adjustment was due to the company’s re-estimation of the Texas Windstorm Insurance Association (TWIA) losses arising out of Hurricane Ike, a storm that occurred late in the third quarter. This resulted in a reduction of the company’s share of TWIA losses.  There was also a favorable re-estimation of direct catastrophe losses primarily related to Hurricanes Ike and Gustav, as additional company-specific information became available.  In addition, the current quarter included an $89 million tax benefit related to the sale of Unionamerica, the company’s United Kingdom-based runoff insurance and reinsurance businesses, primarily resulting from the difference between its book basis and tax basis.

Net investment income in the current quarter declined from the prior year quarter due to negative returns in the non-fixed income portfolio as well as a 220 basis point reduction in average after-tax short-term interest rates in the fixed-income portfolio.  The non-fixed income portfolio, comprised substantially of private equity funds, real estate partnerships and hedge funds, recorded an investment loss of $164 million after-tax ($256 million pre-tax) in the current quarter reflective of difficult investment markets.  Private equity funds, real estate partnerships and hedge funds typically report returns on a lag.  As in past quarters, the value of many of these investments was updated through quarter-end

(December 31) based upon information made available by certain of the investment managers.  This update accounted for $56 million after-tax ($87 million pre-tax) of the non-fixed income portfolio’s investment loss described above.

Net realized investment losses in the current quarter included impairments of $129 million after-tax ($198 million pre-tax).  Net realized investment gains in the prior year quarter included impairments of $25 million after-tax ($38 million pre-tax).

Net written premiums of $5.385 billion in the current quarter were slightly higher than in the prior year quarter.  Overall, business retention remained at historically high levels and the impact of a slightly improving rate trend was partially offset by lower coverage demands from existing policyholders due to general economic conditions.  New business volumes increased from the prior year quarter driven by growth in Financial Professional & International Insurance and Personal Insurance.

Capital Management

The company remains very well capitalized, with all of its financial strength indicators at or better than target levels.  During the fourth quarter 2008, the company repurchased 2.7 million of its common shares under its share repurchase authorization for a total cost of approximately $100 million.  At the end of 2008, the company had $3.8 billion of capacity remaining under the share repurchase program.  Since the initial share repurchase authorization granted by the Board in the second quarter of 2006, the company has repurchased 123.9 million shares for a total cost of $6.2 billion.

At the end of 2008, shareholders’ equity was $25.3 billion, a decline of 5 percent from the end of the prior year.  This decline was due in part to share repurchases and common stock dividends totaling $2.8 billion and net unrealized investment losses of $144 million after-tax at the end of the current year as compared to net unrealized investment gains of $620 million after-tax at the end of the prior year.  This change in unrealized investment gains and losses was largely driven by widening credit spreads across fixed income securities, partially offset by lower treasury rates.  The decline in shareholders’ equity was also due in part to the impact of current market conditions on the company’s qualified pension plan assets.  Statutory surplus was $21.5 billion at the end of 2008, a decline of 6 percent from the end of the prior year.  The company’s debt to capital ratio of 19.5 percent (excluding FAS 115) at the end of 2008 was slightly below its 20.0 percent target level and holding company liquidity of $2.1 billion was approximately twice the company’s target level.

Full Year 2008 Consolidated Results

Net and operating income for the twelve-month period ended December 31, 2008 of $2.924 billion and $3.195 billion, respectively, include an after-tax underwriting gain of $1.076 billion and after-tax net investment income of $2.299 billion.  The current and prior years included the following:

($ in millions)	Twelve Months Ended December 31,
	2008		2007		2008	2007
	Pre-tax				After-tax
Underwriting gain	$1,606		$2,558		$1,076	$1,699
GAAP combined ratio	91.9%		87.4%

Underwriting gain includes:
Net favorable prior year reserve development	1,538		546		1,000	351
Impact on GAAP combined ratio	(7.1	)pts	(2.5	)pts

Catastrophes, net of reinsurance	(1,408)		(167)		(919)	(109)
Impact on GAAP combined ratio	6.5	pts	0.7	pts

Timing impact for the transition to fixed, value- based agent compensation program	—		163		—	106
Impact on GAAP combined ratio	—	pts	(0.8	)pts

Tax benefit related to sale of subsidiary					89	—

Resolution of prior year tax matters					—	34

Net investment income	2,792		3,761		2,299	2,915
Average yield	3.8%		5.1%		3.1%	3.9%

Other, including interest expense	(267)		(257)		(180)	(114)
Other also includes:
Loss on the redemption of securities	—		(39)		—	(25)
Resolution of prior year tax matters					—	52

Net realized investment gains (losses)	(415)		154		(271)	101

The current year underwriting result reflects a GAAP combined ratio of 92.5 percent, excluding net favorable prior year reserve development and catastrophes, as compared to 90.0 percent in the prior year, which also excludes the timing impact for the transition to the fixed, value-based agent compensation program adopted in the first quarter 2007, which lowered reported expenses in the period from what otherwise would have been reported.  This increase of 2.5 points primarily resulted from pricing and loss cost experience that were anticipated, a small number of large losses that exceeded expectations and an increase in non-catastrophe related weather losses.

Net favorable prior year reserve development in the current year resulted from better than expected loss experience in each segment, particularly in Business Insurance. Catastrophe losses in the current year were primarily related to Hurricanes Ike, Gustav and Dolly, as well as other severe weather events in various regions of the United States.

Net investment income in the current year was impacted by negative returns in the non-fixed income portfolio and low short-term interest rates.

Net written premiums in the current year were $21.683 billion, compared to $21.618 billion in the prior year.

Business Insurance Segment Financial Results

For the fourth quarter 2008, the Business Insurance segment reported operating income of $619 million, including an after-tax underwriting gain of $325 million and after-tax net investment income of $291 million. The current and prior year quarters included the following:

($ in millions)	Three Months Ended December 31,
	2008		2007		2008	2007
	Pre-tax				After-tax
Underwriting gain	$390		$342		$325	$221
GAAP combined ratio	85.7%		87.8%

Underwriting gain includes:
Net favorable prior year reserve development	205		49		140	29
Impact on GAAP combined ratio	(7.3	)pts	(1.7	)pts

Catastrophe (losses) / reduction in losses, net of reinsurance	24		(4)		16	(3)
Impact on GAAP combined ratio	(0.8	)pts	0.1	pts

Re-estimation of the current year loss ratios for the first three quarters of the year	(16)		54		(10)	35
Impact on GAAP combined ratio	0.6	pts	(1.9	)pts

Tax benefit related to sale of subsidiary					89	—

Net investment income	310		633		291	502

Other	9		9		3	6

The current quarter underwriting result reflects a GAAP combined ratio of 93.2 percent, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, as compared to 91.3 percent in the prior year quarter.  This increase of 1.9 points primarily resulted from pricing and loss cost experience that were generally consistent with prior quarters.

Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability, commercial auto and commercial multi-peril product lines.  The segment also benefited in the quarter from a downward adjustment in current year catastrophe loss estimates due in large part to favorable re-estimation of losses related to Hurricane Gustav.  In addition, the current quarter included the $89 million tax benefit related to the sale of Unionamerica.

Business Insurance net written premiums of $2.756 billion declined 1 percent from the prior year quarter.  Retention rates continued to be very strong and improved from the prior year quarter particularly in Commercial Accounts.  Renewal price changes, while generally slightly negative, improved from the prior year quarter due to the impact of a slightly improving rate trend across several lines, partially offset by lower coverage demands from existing policyholders due to general economic conditions.  New business volumes were consistent with the prior year quarter as growth in Select Accounts was offset by declines in Target Risk Underwriting and Specialized Distribution.

Select Accounts

•             Net written premiums of $662 million increased 3 percent from the prior year quarter.

•             Retention rates remained strong and improved from the prior year quarter.

•             Renewal price changes were slightly lower than recent quarters due to lower coverage demands from existing policyholders.

•             New business volume increased from the prior year quarter due to significant increases in submission flows related to TravelersExpressSM , the enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, as well as from growth in business from larger accounts served by Select.

Commercial Accounts

•             Net written premiums of $666 million declined 2 percent from the prior year quarter.

•             Retention rates remained very strong and improved from the prior year quarter.

•             Renewal price changes remained negative and generally consistent with recent quarters as the impact of a slightly improving rate trend was partially offset by lower coverage demands from existing policyholders.

•             New business volumes were generally consistent with the prior year quarter.

National Accounts

•             Net written premiums of $269 million were consistent with the prior year quarter.

Industry-Focused Underwriting

•             Net written premiums of $586 million increased 6 percent from the prior year quarter primarily driven by Construction, Oil & Gas and Technology.

Target Risk Underwriting

•             Net written premiums of $359 million declined 5 percent from the prior year quarter primarily due to the overall pricing environment and lower new business volumes in National Property.

Specialized Distribution

•             Net written premiums of $208 million declined 15 percent from the prior year quarter primarily due to weaknesses in the commercial trucking industry.

Financial, Professional & International Insurance Segment Financial Results

For the fourth quarter 2008, the Financial, Professional & International Insurance segment reported operating income of $154 million, including an after-tax underwriting gain of $72 million and after-tax net investment income of $78 million. The current and prior year quarters included the following:

($ in millions)	Three Months Ended December 31,
	2008		2007		2008	2007
	Pre-tax				After-tax
Underwriting gain	$106		$119		$72	$83
GAAP combined ratio	87.2%		85.3%

Underwriting gain includes:
Net favorable prior year reserve development	36		36		25	26
Impact on GAAP combined ratio	(4.2	)pts	(4.3	)pts

Catastrophe (losses) / reduction in losses, net of reinsurance	13		—		10	—
Impact on GAAP combined ratio	(1.6	)pts	—	pts

Re-estimation of the current year loss ratios for the first three quarters of the year	(5)		—		(3)	—
Impact on GAAP combined ratio	0.6	pts	—	pts

Net investment income	98		122		78	94

Other	6		13		4	7

The current quarter underwriting result reflects a GAAP combined ratio of 92.4 percent, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, as compared to 89.6 percent in the prior year quarter.  The significant components of the 2.8 point increase are a small number of large losses that exceeded expectations within International and increased loss activity within the Financial Institutions business unit of Bond & Financial Products resulting from the difficult conditions in financial markets, partially offset by favorable results in the Commercial Surety and Construction Services business units of Bond & Financial Products.

The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience across various lines of business within International.  The segment also benefited in the quarter from a downward adjustment in current year catastrophe loss estimates due in large part to favorable re-estimation of direct losses related to Hurricanes Ike and Gustav.

Financial, Professional & International Insurance net written premiums of $938 million declined 3 percent from the prior year quarter primarily due to changes in foreign currency exchange rates.

Bond & Financial Products

•             Net written premiums of $586 million declined 3 percent from the prior year quarter, driven primarily by lower business volumes in surety.

•             Retention rates in the management liability business continued to be strong.

•             Renewal price changes were slightly positive driven by an improving rate trend across several lines.

•             New business volumes increased from the prior year quarter due in part to higher submission flows.

•             The retention, renewal price change and new business volume metrics exclude the surety line of business because these products are sold on a non-recurring, project-specific basis.

International

•             Net written premiums of $352 million declined 2 percent from the prior year quarter primarily due to changes in foreign currency exchange rates.

•             Retention rates were lower than the prior year quarter primarily due to the intentional non-renewal of certain business in Canada and Ireland, as well as underwriting actions taken within the property and marine businesses at the company’s Lloyd’s operations.

•             Renewal price changes were positive and improved from recent quarters driven by the company’s Lloyd’s operations.

•             New business volumes declined from the prior year quarter due to changes in foreign currency exchange rates.

Personal Insurance Segment Financial Results

For the fourth quarter 2008, the Personal Insurance segment reported operating income of $226 million, including an after-tax underwriting gain of $148 million and after-tax net investment income of $69 million. The current and prior year quarters included the following:

($ in millions)	Three Months Ended December 31,
	2008		2007		2008	2007
	Pre-tax				After-tax
Underwriting gain	$233		$135		$148	$85
GAAP combined ratio	85.6%		90.8%

Underwriting gain includes:
Net favorable prior year reserve development	37		43		24	28
Impact on GAAP combined ratio	(2.1	)pts	(2.5	)pts

Catastrophe (losses) / reduction in losses, net of reinsurance	48		(64)		30	(42)
Impact on GAAP combined ratio	(2.7	)pts	3.7	pts

Re-estimation of the current year loss ratios for the first three quarters of the year	(21)		—		(14)	—
Impact on GAAP combined ratio	1.2	pts	—	pts

Net investment income	75		127		69	100

Other	17		21		9	16

The current quarter underwriting result reflects a GAAP combined ratio of 89.2 percent, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, as compared to 89.6 percent in the prior year quarter.  This decrease of 0.4 points was primarily due to favorable automobile loss trends.

Net favorable prior year reserve development in the current quarter was primarily driven by favorable loss experience related to Hurricane Katrina and other prior year weather-related losses within Homeowners and Other.  The segment also benefited in the quarter from a downward adjustment in current year catastrophe loss estimates due in large part to the company’s re-estimation of the TWIA losses arising out of Hurricane Ike.  There was also favorable re-estimation of direct catastrophe losses primarily related to Hurricane Ike.

Personal Insurance net written premiums of $1.691 billion increased 4 percent from the prior year quarter.  This result was primarily due to continued strong retention rates, positive renewal price changes and higher new business volume.

Automobile

•             Net written premiums of $876 million increased 3 percent, and policies in force increased 2 percent, from the prior year quarter.

•             Retention rates were strong and renewal price changes were positive, both generally consistent with recent quarters.

•             New business volume increased from the prior year quarter due to continued agent and channel expansion of QuantumAutoSM distribution.

Homeowners and Other

•             Net written premiums of $815 million increased 5 percent, and policies in force increased 3 percent, from the prior year quarter.

•             Retention rates were strong and renewal price changes were positive, both generally consistent with recent quarters.

•             New business volume increased from the prior year quarter as new business growth in non-coastal areas was partially offset by ongoing coastal risk management initiatives.

2009 Annual Guidance

Travelers expects 2009 operating income per diluted share in the range of $4.50 to $4.90.  This guidance is based on a number of assumptions, including:

•                  Catastrophe losses of $552 million pre-tax and $360 million after-tax, or $0.62 per diluted share;

•                  No prior year reserve development, favorable or unfavorable;

•                  Non-fixed income investment yield of 2.4 percent;

•                  No significant change in average invested assets (excluding FAS 115), after taking into account dividends and approximately $1.0 billion of share repurchases for the full year; and

•                  Weighted average diluted shares of approximately 585 million.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  The management of Travelers will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 27, 2009.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance for auto, home and business.  For more information, visit www.travelers.com.

From time to time Travelers may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans, statements about the potential impact of the recent disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity, expected current returns and combined ratio), and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; investment, economic and underwriting market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we are exposed to credit risk in certain of our business operations and in our investment portfolio; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and debt ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses; deteriorating economic conditions in the United States and abroad could adversely impact our ability to grow our business profitably, and inflation or other adverse economic circumstances could result in an increase in loss costs which could negatively impact our profitability; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; we are subject to a number of risks associated with our business outside the United States including operational, legal and foreign exchange rate risk; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; loss or significant restriction of the use of credit scoring in the pricing and underwriting of insurance products could reduce future profitibilty; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; certain significant multiyear technology projects are currently in process but may not be successful; and if we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, filed with the Securities and Exchange Commission.

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	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, except per share amounts, and after-tax)	2008	2007	2008	2007

Operating income	$939	$1,057	$3,195	$4,500
Net realized investment gains (losses)	(138)	6	(271)	101
Net income	$801	$1,063	$2,924	$4,601

Basic earnings per share
Operating income	$1.61	$1.66	$5.35	$6.89
Net realized investment gains (losses)	(0.24)	0.01	(0.45)	0.15
Net income	$1.37	$1.67	$4.90	$7.04

Diluted earnings per share
Operating income	$1.58	$1.63	$5.27	$6.71
Net realized investment gains (losses)	(0.23)	0.01	(0.45)	0.15
Net income	$1.35	$1.64	$4.82	$6.86

Weighted average number of common shares outstanding (basic)	583.6	634.5	596.4	652.7
Weighted average number of common shares outstanding and common stock equivalents (diluted)	593.0	648.7	607.3	672.3
Common shares outstanding at period end	585.1	627.8	585.1	627.8

Common stock dividends declared	$177	$184	$712	$738

Operating income by segment
Business Insurance	$619	$729	$2,338	$3,015
Financial, Professional & International Insurance	154	184	649	675
Personal Insurance	226	201	465	1,019
Total segment operating income	999	1,114	3,452	4,709
Interest Expense and Other	(60)	(57)	(257)	(209)
	$939	$1,057	$3,195	$4,500

Operating return on equity	14.7%	16.3%	12.4%	17.7%
Return on equity	12.8%	16.1%	11.4%	18.0%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2008	2007	2008	2007
Revenues
Premiums	$5,434	$5,432	$21,579	$21,470
Net investment income	483	882	2,792	3,761
Fee income	75	113	390	508
Net realized investment gains (losses)	(219)	12	(415)	154
Other revenues	32	52	131	124
	$5,805	$6,491	$24,477	$26,017
Revenues
Business Insurance	$3,184	$3,623	$13,517	$14,523
Financial, Professional & International Insurance	971	977	3,907	3,907
Personal Insurance	1,869	1,871	7,466	7,452
Total segment revenues	6,024	6,471	24,890	25,882
Interest Expense and Other	—	8	2	(19)
	6,024	6,479	24,892	25,863
Net realized investment gains (losses)	(219)	12	(415)	154
	$5,805	$6,491	$24,477	$26,017
Gross written premiums
Business Insurance	$2,970	$3,066	$12,580	$13,017
Financial, Professional & International Insurance	990	1,021	3,966	4,037
Personal Insurance	1,749	1,681	7,291	7,144
	$5,709	$5,768	$23,837	$24,198
Net written premiums
Business Insurance	$2,756	$2,777	$11,220	$11,318
Financial, Professional & International Insurance	938	963	3,468	3,465
Personal Insurance	1,691	1,626	6,995	6,835
	$5,385	$5,366	$21,683	$21,618
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	54.6%	56.6%	57.7%	57.1%
Underwriting expense ratio	31.1	31.2	32.5	30.7
Combined ratio	85.7%	87.8%	90.2%	87.8%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	52.3%	47.4%	51.2%	50.8%
Underwriting expense ratio	34.9	37.9	36.0	36.8
Combined ratio	87.2%	85.3%	87.2%	87.6%

Personal Insurance
Loss and loss adjustment expense ratio	56.8%	61.0%	66.2%	58.6%
Underwriting expense ratio	28.8	29.8	30.8	28.2
Combined ratio	85.6%	90.8%	97.0%	86.8%

Total Company (2)
Loss and loss adjustment expense ratio	54.9%	56.6%	59.4%	56.6%
Underwriting expense ratio	31.0	31.8	32.5	30.8
Combined ratio	85.9%	88.4%	91.9%	87.4%

(1)   For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)   Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions; after-tax except as noted)	2008	2007	2008	2007
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$729	$596	$1,606	$2,558
Tax expense on underwriting results	(184)	(207)	(530)	(859)
Underwriting gain	545	389	1,076	1,699
Net investment income	438	696	2,299	2,915
Other, including interest expense	(44)	(28)	(180)	(114)
Consolidated operating income	939	1,057	3,195	4,500
Net realized investment gains (losses)	(138)	6	(271)	101
Net income	$801	$1,063	$2,924	$4,601

	As of
	December 31,	December 31,
($ in millions; except per share data)	2008	2007
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,402	$21,811
Goodwill and other intangibles, net of tax	3,972	4,073
Adjusted common shareholders’ equity	25,374	25,884
Net unrealized investment gains (losses), net of tax	(144)	620
Common shareholders’ equity	$25,230	$26,504
Common shares outstanding	585.1	627.8

Tangible book value per share	$36.58	$34.74
Adjusted book value per share	43.37	41.23
Book value per share	$43.12	$42.22

	Twelve Months Ended
	December 31,
($ in millions; after-tax)	2006	2005
Reconciliation of operating income to net income

Operating income	$4,200	$2,026
Net realized investment gains	8	35
Income from continuing operations	4,208	2,061
Discontinued operations	—	(439)
Net income	$4,208	$1,622

	As of
	December 31,	December 31,
($ in millions)	2006	2005
Reconciliation of adjusted common shareholders’ equity to common shareholders’ equity

Adjusted common shareholders’ equity	$24,553	$21,823
Net unrealized investment gains, net of tax	453	327
Common shareholders’ equity	$25,006	$22,150
Return on equity	17.9%	7.5%
Operating return on equity	17.9%	9.6%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

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Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902